EXHIBIT 99

PRESS RELEASE                                                     COCA-COLA ENTERPRISES INC.

CONTACT: Laura Asman – Media Relations

                      (770) 989-3023

                      Scott Anthony – Institutional-Investor Relations

                       (770) 989-3105

                      Helene Krupp – Shareowner Relations

                      (770) 989-3620

FOR IMMEDIATE RELEASE

COCA-COLA ENTERPRISES

REVISES YEAR 2000 GROWTH EXPECTATIONS

ATLANTA, May 15, 2000 -- Coca-Cola Enterprises today announced revised operating expectations for year 2000. The Company now expects cash operating profit (1), excluding the effects of currency translations and nonrecurring items, to total $2.46 billion to $2.50 billion for the full year reflecting an increase of 6 percent to 8 percent versus comparable 1999 results. Should currency translation rates remain at current levels, these results would be negatively impacted by approximately $60 million. Net income per diluted common share, including the effect of currency translations at current levels and excluding nonrecurring items, is expected to be approximately 50 cents for the year.

The vast majority of the Company’s expected shortfall in cash operating profit is related to market conditions in Great Britain where the pound sterling has appreciated significantly versus the euro. This currency differential has created alternative sourcing options for customers within certain distribution channels, causing significant volume and pricing pressure on our operations in Great Britain. While North America continues to achieve its pricing goals and realize increased profits, potential volume softness for the remainder of 2000 could result in cash operating profit at the lower end of our growth expectations.

"While we are disappointed that our 2000 results will not meet previously targeted levels, we remain highly confident in our system’s approach to building brand equity and increasing the long-term profitability of the nonalcoholic beverage category," said Summerfield K. Johnston, Jr., chairman and chief executive officer. "We understand the key to growing shareowner value is delivering consistent growth every year, and since 1992 we have delivered solid financial results for our shareowners. We will manage through the short-term issues affecting our 2000 results, and return the Company to higher levels of growth in 2001 and beyond."

John R. Alm, president and chief operating officer said, "Our European territories continue to offer compelling long-term growth opportunities, but issues specific to Great Britain will result in a short-term impact on profits in 2000. We have decided to forego planned price increases in order to make our products more competitive in light of the euro’s unprecedented weakness versus the pound sterling," Mr. Alm continued. "In addition, we have realigned our organization in Great Britain to allocate more resources directly to the marketplace, and have implemented specific brand-building programs and promotions against those channels most impacted by the currency situation.

"We continue to be encouraged by trends that indicate volume growth in North America is rebounding," said Mr. Alm. "However, forecasted growth for the remainder of the year is not as strong as our original expectations. We now expect North American volume for the remainder of the year to be up 1 percent to 2 percent versus prior year results.

"Management is committed to achieving strong free cash flow levels and improving the long-term returns of this business," said Mr. Alm. The implementation of aggressive capital asset management programs combined with our projected volume growth rates will enable management to reduce annual capital spending from planned levels. Free cash flow for 2000 is expected to total $200 million as the Company reduces total capital spending to $1.2 billion for the year. In 2001, projected cash operating profit growth of 10 percent and capital spending of $1.1 billion to $1.2 billion will generate free cash flow of $400 million to $500 million.

The Company will recognize a nonrecurring charge in the second quarter of approximately $12 million, or 2 cents per common share, related to restructuring of the Company’s operations in Great Britain.

Coca-Cola Enterprises Inc. (NYSE: CCE) is the world's largest marketer, distributor, and producer of bottle and can liquid nonalcoholic refreshment. Coca-Cola Enterprises sells approximately 74 percent of The Coca-Cola Company's bottle and can volume in North America and is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, and the Netherlands.

Forward-Looking Statements

Included in this news release are forward-looking management comments and other statements that reflect management’s current outlook for future periods. As always, these expectations are based on the currently available competitive, financial, and economic data along with the Company’s operating plans and are subject to future events and uncertainties. The forward-looking statements in this news release should be read in conjunction with the detailed cautionary statements found on page 48 of the Company’s 1999 Annual Report.

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  In management’s opinion, cash operating profit growth represents one of the key indicators for measuring operating performance in the beverage bottling industry. Cash operating profit is defined as earnings before deducting interest, taxes, depreciation, amortization, and other nonoperating items. Full-year comparable 1999 cash operating profit is adjusted for 1999 nonrecurring product recall costs of $103 million and approximately $30 million of cash operating profit lost in June 1999 when the Company’s products were not available in certain markets in Europe.